Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended September 30, 2020

November 5, 2020

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2021 first quarter financial results.  I am Gary Dvorchak, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO, and Stephen Chang, our executive vice president.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with a review of business.  Then, Stephen will provide a detailed segment report.  After that, Yifan will review the financial results and provide guidance.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, November 5, 2020, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Mike, to provide an overview of our business.  Mike?

Mike Chang (Chief Executive Officer)

Thanks, Gary.  Welcome everyone to today's call.

We are off to a great start to fiscal year 2021.  Business momentum accelerated in the September quarter despite the ongoing global uncertainty with COVID-19.  We delivered solid revenue growth and excellent profitability.  Shipments were strong across most of our product categories, particularly computing and consumer applications. Revenue was up 29% year-over-year and at the high end of the updated guidance range we issued in early October.  Better utilization and disciplined expense control drove non-GAAP gross margin of 29%.  On the bottom line, we posted non-GAAP EPS of $0.55, which more than doubled year-over year.  First fiscal quarter results continue to demonstrate the competitive strength of our business strategy, technical expertise, diversified product portfolio, and expanded customer base.

While we started our business in the computing market, we have successfully diversified our business by expanding into other market segments, including consumer, communications, power supply and industrial.  Our mission is to become a leading designer, developer, and global supplier of a broad portfolio of power semiconductors.  Our technical expertise enables us to develop a broader variety of power discrete and power IC technology platforms.  This enables us to expand our product offerings and deliver complete power solutions for more target applications.

Over the years, we have evolved from a component supplier to a solution provider.  We have engaged more deeply with our customers, strengthened relationships, and have become their trusted strategic partner.  Our multi-sockets design wins with a recently launched gaming system and new PC graphics card platforms, as well as our continuing high growth in home appliance applications, are some examples of how we have deepened strategic partnerships with tier-one OEM customers.  We will continue to drive growth by winning new ODM and OEM customer engagements with an expanding pipeline of new products.

Our renewed business growth was made possible by our multi-year effort to strengthen our supply chain, specifically, our JV fab in Chongqing, which continued its ramp and helped in capturing the surge of demand in the September quarter.  Because of this, the Chongqing fab achieved positive EBITDAS for the second consecutive quarter, and we expect to approach its Phase I target run rate next year.  The JV fab provides us with flexible capacity management and geographic diversification of our supply chain and will support our business growth for many years to come.

I am pleased with our direction and our solid execution; even though I wish it could be a little faster.  I want to thank our customers, business partners and shareholders for their support and confidence in the company.  I also want to acknowledge our employees for an outstanding job, and for staying focused and engaged with our customers while we navigate this challenging macro environment.

We are excited about our growth trajectory, and we believe we can achieve our calendar year 2021 target of $600 million of annual revenue.  With a healthy pipeline of new products, new design wins, and new customers, we are focused on executing our growth strategy and building on the strong momentum we see now.  While our optimism is justified, we want to caution investors that the environment is still highly uncertain.  We will be working diligently to drive growth, but are prepared to respond quickly should conditions change due to COVID-19, the economy, trade tensions, or other issues.

Now, I will turn the call over to Stephen for a detailed segment report.  Stephen?

Stephen Chang (Executive Vice President)

Thank you, Mike, and good afternoon!

Let me start with Computing. It represented 44.1% of our total revenue in the September quarter. Revenue was up 35.9% sequentially and up 44.7% year-over-year. End demand was stronger than expected, which we fulfilled with ramping supply from our JV fab.  The Work-From-Home trend drove high demand for PC-related products.  Our graphics card business was exceptionally strong, driven by demand in the Gaming application.  We remain excited about ramping sales of high performance DrMOS and digital power solutions in the launch of key customers’ graphics card platforms.  We expect this to continue in the December quarter.  Looking ahead, we expect overall Computing revenue to be down mid-single digits in the next quarter, as the sequential growth in the graphics card business is expected to be offset by the usual seasonal decline in PC.

Now turning to the Consumer segment, it represented 24.2% of total revenue in the September quarter.  Revenue increased 33.0% sequentially and was up 70.8% year-over-year.  Similar to PCs, the pandemic-driven stay-at-home effect boosted sales of gaming, TVs and Home Appliances, propelling the strong growth.  Gaming grew significantly as a major game console win started to ramp.  Pre-production for the new gaming console started in the June quarter and ramped further in the September quarter. We are thrilled to have multiple sockets across several of our product lines, including Power IC and MOSFET, designed into this gaming console system.

Home Appliances continued to expand in the September quarter, primarily driven by sales of Intelligent Power Modules (IPM).  Our co-packaged IGBT and MOSFET-based motor drive modules with built-in safety features offer our customers a co-packaged solution for ease of design and robust performance.  We have been expanding our module product offering, and we are pleased to see business ramping with a new series of IPM modules designed for room air conditioners at a Japanese customer.  Looking to the December quarter, we anticipate a mid-single digit decline in the Consumer segment.  Growth in Home Appliances is likely to be offset by a seasonal decline in TV, coupled with a production ramp push-out of gaming console systems caused by a shortage of other system components.

Now let’s discuss the Power Supply and Industrial Segment. It accounted for 16.5% of total revenue, up 5.7% sequentially and down 8.5% year-over-year.  Going into the September quarter, we expected this segment to be down somewhat due to softer demand for quick chargers and DC Fans.  The upside surprise was due to a couple of factors.  First, quick chargers were flat quarter-over-quarter, better than expected.  This year’s peak season for global smartphone OEMs was delayed due to COVID.  As our smartphone customers began shipping again in the September quarter, Quick Chargers started to come back.  Second, the demand for AC-DC power supply was stronger than expected, closely tracking the surge in PC sales, which offset the decline in DC Fan demand.  Furthermore, the Industrial Drone application started to ramp, as our high-performance MOSFETs are designed to power the drones for use in applications, such as agriculture, delivery and emergency response.  Looking ahead, we expect the overall segment to be flat in the December quarter, as Quick Charger growth will be offset by a decline in AC-DC power supply.

Finally, let’s move to the Communications segment, which was 13.4% of total revenue in the quarter, up 2.4% sequentially and down 4.5% year-over-year.  This segment played out largely as expected, given the delay in the smartphone peak season.  Looking ahead, our battery protection business is expected to be strong in the December quarter, tracking the peak season of our global major smartphone customers.  We expect Communications segment revenue to be up double digits sequentially in the December quarter.

With that, I will now turn the call over to Yifan for a discussion of our fiscal first quarter financial results and our outlook.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Revenue for the September quarter was $151.6 million, up 23.8% from the prior quarter and up 28.6% from the same quarter last year.

In terms of product mix, MOSFET revenue was $119.4 million, up 19.4% sequentially and up 18.7% year-over-year.  Power IC revenue was $29.5 million, up 45.2% from the prior quarter and up 87.3% from a year ago.  Assembly service revenue was $2.7 million as compared to $2.1 million last quarter and $1.5 million for the same quarter last year.

Non-GAAP gross margin for the September quarter was 29.0%, up from 27.5% in the prior quarter and up from 28.3% in the same quarter last year.  The increase in non-GAAP gross margin was mainly driven by favorable product mix and higher factory utilization.  Non-GAAP gross margin excluded $0.8 million of amortization of purchased IP related to digital power for the quarter.  In addition, non-GAAP gross margin excluded $0.4 million of share-based compensation charges for the September quarter, as compared to $0.3 million and $0.4 million for the prior quarter and for the same quarter last year, respectively.  Non-GAAP gross margin also excluded $0.3 million of production ramp-up costs related to the JV Company for the quarter, as compared to $4.4 million for the prior quarter and $6.0 million for the same quarter last year.

Non-GAAP operating expenses for the September quarter were $28.6 million, compared to $25.3 million for the prior quarter and $25.6 million for the same quarter last year.  The quarter-over-quarter increase primarily reflected higher R&D engineering expenses and variable compensation accruals.  Non-GAAP operating expenses for the quarter excluded $2.5 million of share-based compensation charges and $1.1 million of legal expenses related to the government investigation.  This compares to $2.4 million of share-based compensation charges and $2.6 million of legal expenses related to the investigation for the prior quarter, as well as $1.9 million of share-based compensation charges for the same quarter last year.  Both GAAP and non-GAAP operating expenses included $3.2 million of digital power team expenses for the quarter, as compared to $3.0 million for the prior quarter and $2.8 million for the same quarter last year.  In the September quarter, we started shipment of digital power products.  Digital Power is complementary to our Power IC operation and makes it more complete and compelling.  As our internal integration is now behind us, we will no longer break out digital power team expenses going forward.

Income tax expense for the quarter was $1.0 million, compared to $0.4 million for the prior quarter and $0.4 million for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 55 cents per share as compared to 29 cents for the prior quarter and 26 cents for the same quarter last year.

AOS continued to generate positive operating cash flow.  AOS on a stand-alone basis generated $12.7 million of operating cash flow in the September quarter, as compared to $20.2 million of operating cash flow generated in the prior quarter and $4.2 million used in the operating cash flow in the same quarter last year.

Operating cash flow used by the JV Company in the September quarter was $2.9 million, compared to $20.1 million of cash flow provided by the JV Company in the prior quarter and $3.0 million of cash flow provided by the JV company in the same quarter last year.

Consolidated EBITDAS for the September quarter was $27.6 million, compared to $14.9 million for the prior quarter and $14.5 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $22.2 million as compared to $12.0 million for the prior quarter and $13.8 million for the same quarter last year.  EBITDAS for the JV Company was $4.6 million in the September quarter, as compared to $1.1 million for the prior quarter and negative $2.2 million for the same quarter last year.

Now let’s look at the balance sheet.

We completed the September quarter with cash balance of $154.7 million, including $112.7 million at AOS and $42.0 million at the JV Company.  This compares to $158.5 million at the end of last quarter, which included $110.3 million at AOS and $48.2 million at the JV Company.  Our cash balance a year ago was $103.1 million, including $88.0 million at AOS and $15.1 million at the JV Company.

The bank borrowing balance at the end of September was $173.8 million, including $30.6 million at AOS and $143.1 million at the JV Company.  During the quarter, AOS and the JV Company repaid $2.1 million and $4.0 million of existing loans, respectively.

Net trade receivables were $26.3 million at the end of the September quarter, as compared to $13.3 million at the end of the prior quarter and $39.3 million for the same quarter last year.  Days Sales Outstanding for the September quarter and the prior quarter were both 18 days.

Net inventory was $137.7 million at the quarter-end, up from $135.5 million last quarter and up from $118.6 million in the prior year.  Average days in inventory were 113 days for the quarter, compared to 127 days in the prior quarter.

Net Property, Plant and Equipment was $421.6 million, up from $412.3 million last quarter and up from $404.0 million last year.  Capital expenditures were $11.3 million for the quarter, including $7.9 million at AOS and $3.4 million at the JV Company.

With that, now I would like to discuss the guidance for the next quarter.

We expect:
-	Revenue to be approximately $153 million, plus or minus $3 million.
-
GAAP gross margin to be 28.0% plus or minus 1%.  We anticipate non-GAAP gross margin to be 29.0% plus or minus 1%.  Note that non-GAAP gross margin excludes $0.8 million amortization of acquired IP, $0.4 million of estimated share-based compensation charges and $0.4 million of estimated production ramp-up costs relating to the JV Company.

-
GAAP operating expenses to be in the range of $32.6 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $28.6 million plus or minus $1 million.  Non-GAAP operating expenses exclude $2.5 million of estimated share-based compensation charges and $1.5 million of estimated legal expenses relating to the government investigation.

-	Income tax expense to be approximately $0.8 million to $1.2 million.
-
Loss attributable to non-controlling interests to be approximately $1.4 million.  On a non-GAAP basis, excluding estimated production ramp-up costs relating to the JV company, this item is expected to be approximately $1.0 million.

As part of our normal practice, we are not obligated to update this information.

With that, we will open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

 Special Notes Regarding Forward Looking Statements
This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments, the impact of COVID-19 pandemic on market demand; expectation with respect to  ramp up activities and Phase 1 target run rate at the Chongqing Joint Venture and timeline for production and operation; our ability and strategy to develop new products; projected mid-term annual revenue target; our ability to obtain debt financing and working capital loans; expectation with respect to our digital power business; fluctuation in customer demand and market segments; the execution of our business plan; international trade tension and geopolitical environment; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed by AOS on September 2, 2020. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.